Press Release

Investor Contact:	Press Contact:
Rosemary Moothart	Robert Craig
Director of Investor Relations	Director of Public Relations
+1-425-519-4068	+1-617-314-6846
rosemarym@onyx.com	rcraig@onyx.com
Onyx Software Announces Preliminary Financial Results for 2006 Second Quarter
BELLEVUE, Wash. – July 17, 2006 – Onyx® Software Corporation (NASDAQ:ONXS), a worldwide leader in customer management solutions for the enterprise, today provided preliminary financial results for the 2006 second quarter ended June 30, 2006.
Based on preliminary estimates, Onyx anticipates reporting license revenue of approximately $1.6 million and total revenue in the range of $11.7 million to $11.9 million. In addition, the company expects to report net loss in the range of $0.14 to $0.16 per share for the 2006 second quarter.
Onyx results remain subject to review by its independent registered public accounting firm.
About Onyx Software
Onyx Software Corporation (NASDAQ:ONXS) is a worldwide leader in customer management and process software for mid- and large-size enterprises. Onyx provides flexible solutions that enable organizations to automate, manage and evolve their customer processes quickly and cost-effectively for strategic advantage. By providing an integrated suite of customer process automation applications encompassing customer management, process management, and analytics capabilities, Onyx enables enterprises to reduce costs, increase productivity, and grow revenue. Major companies are aligning their customer-facing departments and managing their customer processes with Onyx software – companies such as Amway Corporation, Mellon Financial Corporation, The Regence Group and State Street Corporation. More information can be found at (888) ASK-Onyx, info@onyx.com or http://www.onyx.com/.
Forward-Looking Statements
This press release contains forward-looking statements, including statements about the preliminary financial results Onyx expects for the 2006 second quarter ended June 30, 2006. Forward-looking statements are based on the opinions and estimates of management at the time the statements are made and are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. The words “predict,” “believe,” “expect,” “intend,” “anticipate,” variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. These statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict. Factors that could affect Onyx’s actual results include, but are not limited to, the risk that our quarterly accounting review procedures or developments after the date of this release result in changes to our preliminary results announced in this release and the “Risk Factors” described in our annual report on form 10-K and our quarterly report on form 10-Q and other filings with the Securities and Exchange Commission that are available on our investor relations home page at www.onyx.com/investors. Readers are cautioned not to place undue reliance upon these forward-looking statements that speak only as to the date of this release. Onyx undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.
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Onyx is a registered trademark of Onyx Software Corporation in the United States and other countries. Other product or service names mentioned herein are the trademarks of their respective owners.